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                     U.S. SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                   FORM 12B-25

                           NOTIFICATION OF LATE FILING


         /X/ Form 10-K   / / Form 20-F  / / Form 11-K  / / lForm 10-Q
         / / Form N-SAR
         For Period Ended:   June  30, 1996.
         / / Transition Report on Form 10-K
         / / Transition Report on Form 20-F
         / / Transition Report on Form 11-K
         / / Transition Report on Form 10-Q
         / / Transition Report on Form N-SAR
         For the Transition Period Ended:
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         Read Attached Instruction Sheet Before Preparing Form. Please Print or
         Type.
         Nothing in this form shall be construed to imply that the Commission
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has verified any information contained herein.

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         If the notification relates to a portion of the filing checked above, identfy the Item(s) to which the notification relates:
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Part I - Registrant Information

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         Full Name of Registrant
         Former Name if Applicable
             Hightec, Inc.
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          Address of Principal Executive Office (Street and Number)
             4190 Bonita Rd.
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         City, State and Zip Code
              Bonita, CA 91902

Part II --Rules 12b-25 (b) and (c)

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If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to rule 12b-25 (23,047), the following should be completed. (Check box if appropriate)

/ / (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense:

/X/ (b) The subject annual report, semi-annual report, transition report on Form 10-K, Form 20-F, 11-K or Form N-SAR, or portion thereof will be filed on or before the fifteenth calendar day following the
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prescribed due date; or the subject quarterly report or transition report on
Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and (Amended in Release No. 34-26589 ( 72,435), effective April 12, 1989, 54 F.R. 10306.)

/ / (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.

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Part III - Narrative

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State below in reasonable detail the reasons why Form 10-K, 20-F, 11-K, 10-Q,
N-SAR or the transition report or portion thereof could not be filed within the prescribed period. (Amended in Release No. 34- 26589) (72.435), effective April
12, 1989, 54 F.R. 10306)               (Attached extra sheets if needed)

       Accounting firm was late
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Part IV - Other Information

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         (1) Name and telephone number of person to contact in regard to this notificationl

         Edward Myers                    (619)  297-2717
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           (Name)                        (Area code)  (Telephone number)

         (2) Have all other periodic reports required under section 13 or 15(d) of the Securities Exchange Act of 1934 or section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is no, identify report(s).

                                           /X/   Yes       (  )   No

         (3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?
                                           / /   Yes        /X/   No

         If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

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HIGHTEC, INC.       (Name of Registrant as specified in charter)
has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.

Date    September 28, 1996                      By /  Malcolm Campbell/
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